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AMYLIN PHARMACEUTICALS, INC.
ANNOUNCES OFFERING OF CONVERTIBLE SENIOR NOTES

        SAN DIEGO, Calif., June 16, 2003—Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) announced today that it intends to offer $150,000,000 of convertible senior notes for sale in a private placement. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). It is expected that the convertible senior notes will be due in 2008.

        Amylin intends to use the net proceeds of this offering for research and development, the planned commercialization of SYMLIN® pending regulatory approvals, and general corporate purposes, including the potential repayment of all or a portion of its outstanding indebtedness to Johnson & Johnson. Amylin may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although it currently has not entered into any agreement relating to any such transaction.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, Amylin may not be successful in issuing the convertible senior notes due to market conditions or otherwise and, if the offering is completed, may not use the net proceeds for some of the purposes described above.

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AMYLIN PHARMACEUTICALS, INC. ANNOUNCES OFFERING OF CONVERTIBLE SENIOR NOTES